UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 29, 2014

Argos Therapeutics, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-35443	56-2110007
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4233 Technology Drive Durham, North Carolina 27704	27704
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 287-6300

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On September 29, 2014, Argos Therapeutics, Inc. (the “Company”) entered into a venture loan and security agreement (the “Loan Agreement”) with Horizon Technology Finance Corporation and Fortress Credit Co LLC (together, the “Lenders”) under which the Company may borrow up to $25.0 million in two tranches of $12.5 million each (the “Loan Facility”).

The Company borrowed the first tranche of $12.5 million upon the closing of the transaction on September 29, 2014.  Subject to certain other funding conditions, the second tranche of $12.5 million will be available for drawdown at any time commencing on the date the Company completes the enrollment and randomization of patients in the Company’s Phase 3 trial of AGS-003 and continuing until September 30, 2015.  The per annum interest rate for each tranche will be a floating rate equal to 9.25% plus the amount by which the one-month LIBOR Rate exceeds 0.50% (effectively a floating rate equal to 8.75% plus the one-month LIBOR Rate).  The total per annum interest rate shall not exceed 10.75%.

The Company has agreed to repay the first tranche of $12.5 million on an interest only basis monthly until September 30, 2016, followed by monthly payments of principal and accrued interest through the scheduled maturity date for the first tranche loan on September 30, 2018. In addition, a final payment for the first tranche loan equal to $625,000 will be due on September 30, 2018, or such earlier date specified in the Loan Agreement.  The Company has agreed to repay any amounts advanced under the second tranche of $12.5 million in 18 monthly payments of interest only followed by 24 monthly payments of principal and accrued interest through the scheduled maturity date for the second tranche loan, which is 42 months following the date the Company draws down the second tranche loan.  In addition, a final payment equal to 5.0 % of the amount drawn under the second tranche loan will be due on the scheduled maturity date for such loan, or such earlier date specified in the Loan Agreement.  In addition, if the Company repays all or a portion of the loan prior to the applicable maturity date, it will pay the Lenders a prepayment penalty fee, based on a percentage of the then outstanding principal balance, equal to 3% if the prepayment occurs on or before 24 months after the funding date thereof, 2% if the prepayment occurs more than 24 months after, but on or before 36 months after, the funding date thereof, or 1% if the prepayment occurs more than 36 months after the funding date thereof.

The Company’s obligations under the Loan Agreement are secured by a first priority security interest in substantially all of its assets other than its intellectual property. The Company also has agreed not to pledge or otherwise encumber its intellectual property assets, subject to certain exceptions.

The Loan Agreement includes customary affirmative and restrictive covenants, but does not include any covenants to attain or maintain certain financial metrics, and also includes customary events of default, including payment defaults, breaches of covenants, change of control and a material adverse change default.  Upon the occurrence of an event of default and following any applicable cure periods, a default interest rate of an additional 5% may be applied to the outstanding loan balances, and the Lenders may declare all outstanding obligations immediately due and payable and take such other actions as set forth in the Loan Agreement.

In connection with the Loan Agreement, the Company issued to the Lenders and their affiliates warrants to purchase a total of 82,780 shares of Common Stock at a per share exercise price of $9.06 (the “Warrants”).  The Lenders may not exercise the warrants for more than 41,390 of such shares of Common Stock until the earliest to occur of (i) a merger or consolidation of the Company, or a sale of all or substantially all of its assets, (ii) the Company’s satisfaction of the conditions precedent to the making of the second tranche loan, and (iii) the funding of the second tranche loan.  The Warrants will terminate on the earlier of September 29, 2021 or such earlier date as specified in the Warrants.

The descriptions of the Loan Agreement and the Warrants contained herein do not purport to be complete and are qualified in their entirety by reference to the Loan Agreement and the Warrants, copies of which are attached hereto as Exhibits 10.1, 10.2 and 10.3, respectively, and are incorporated herein by reference.

A copy of the press release announcing the Loan Facility is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 2.03.  Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth above and referenced under Item 1.01 that relates to the creation of a direct financial obligation of the Company is hereby incorporated by reference into this Item 2.03.

Item 9.01. Financial Statements and Exhibits.

  (d) Exhibits

10.1	Venture Loan and Security Agreement, dated September 29, 2014, by and among Argos Therapeutics, Inc., Horizon Technology Finance Corporation and Fortress Credit Co LLC.

10.2	Warrant issued to Horizon Technology Finance Corporation dated September 29, 2014.

10.3	Warrant issued to Fortress Credit Co LLC dated September 29, 2014.

99.1	Press Release, dated September 30, 2014 entitled “Argos Therapeutics Enters Into $25 Million Venture Loan Facility Led by Horizon Technology Finance”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARGOS THERAPEUTICS, INC.

Date: September 30, 2014	By:	/s/ Jeffrey D. Abbey
Jeffrey D. Abbey President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Venture Loan and Security Agreement, dated September 29, 2014, by and among Argos Therapeutics, Inc., Horizon Technology Finance Corporation and Fortress Credit Co LLC.

10.2	Warrant issued to Horizon Technology Finance Corporation dated September 29, 2014.

10.3	Warrant issued to Fortress Credit Co LLC dated September 29, 2014.

99.1	Press Release, dated September 30, 2014 entitled “Argos Therapeutics Enters Into $25 Million Venture Loan Facility Led by Horizon Technology Finance”